EXHIBIT 99.3

Letter to Clients

DORAL FINANCIAL CORPORATION

Offer to Exchange

Up to 16,500,000 Shares of Doral Financial Corporation Common Stock for Issued and Outstanding Shares of Doral Financial Corporation 7.00% Noncumulative Monthly Income Preferred Stock, Series A (CUSIP No. 25811P209), 8.35% Noncumulative Monthly Income Preferred Stock, Series B (CUSIP No. 25811P308), 7.25% Noncumulative Monthly Income Preferred Stock, Series C (CUSIP No. 25811P407), and 4.75% Perpetual Cumulative Convertible Preferred Stock (CUSIP Nos. 25811P704; 25811P506)

THE EXCHANGE OFFER WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON MARCH 12, 2010, UNLESS EXTENDED OR EARLIER TERMINATED BY THE COMPANY (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”).

To Our Clients:

Enclosed for your consideration is the prospectus, dated February 11, 2010 (the “prospectus”) and the accompanying letter of transmittal, relating to the offer of Doral Financial Corporation (the “Company”) to exchange properly tendered and accepted shares of its 7.00% Noncumulative Monthly Income Preferred Stock, Series A (“Series A preferred stock”), 8.35% Noncumulative Monthly Income Preferred Stock, Series B (“Series B preferred stock”), 7.25% Noncumulative Monthly Income Preferred Stock, Series C (“Series C preferred stock”, and together with the Series A preferred stock and the Series B preferred stock, the “noncumulative preferred stock”), and 4.75% Perpetual Cumulative Convertible Preferred Stock (“convertible preferred stock”, and together with the noncumulative preferred stock, the “preferred stock”) for newly issued shares of its common stock, par value $0.01 per share (the “common stock”). All capitalized terms used herein and not defined herein have the meaning ascribed to them in the prospectus.

The terms and conditions of the exchange offer are set forth in the prospectus and the related letter of transmittal. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, for each share of preferred stock that we accept for exchange in accordance with the terms of the exchange offer, we will issue a number of shares of our common stock having the aggregate dollar value (the “exchange value”) set forth in the table below. We refer to the number of shares of our common stock we will issue for each share of preferred stock we accept in the exchange offer as the “exchange ratio”.

If the aggregate liquidation preference of all shares of preferred stock tendered in the exchange offer would result in the issuance, upon consummation of the exchange offer, of a number of shares of our common stock in excess of 16,500,000 shares (the “maximum exchange amount”), we will accept for tender only that number of preferred stock that will ensure that not more than 16,500,000 shares of our common stock are issued in the exchange offer and we may have to reduce (on a prorated basis) the number of shares of preferred stock that we accept in the exchange offer to remain within this limit.

The table below sets forth certain information regarding the series of preferred stock that are the subject of the exchange offer.

			Aggregate	Exchange offer consideration per share
		Liquidation	liquidation			Consideration as %
		amount	preference	Common	Exchange	of liquidation
CUSIP	Title of security	per share	outstanding	shares(1)	value(1)	preference

25811P209	7.00% Noncumulative Monthly Income Preferred Stock, Series A	$50.00	$63,341,350	4.12	$13.02	26.0%

25811P308	8.35% Noncumulative Monthly Income Preferred Stock, Series B	$25.00	$44,566,525	2.06	$6.51	26.0%

25811P407	7.25% Noncumulative Monthly Income Preferred Stock, Series C	$25.00	$89,480,050	2.06	$6.51	26.0%

25811P704; 25811P506	4.75% Perpetual Cumulative Convertible Preferred Stock	$250.00	$218,040,000	20.59	$65.06	26.0%

(1) The exchange value is equal to the number of shares of common stock offered per share of preferred stock multiplied by the last reported sale price of our common stock. Because the number of shares of common stock to be issued in the exchange offer is fixed, changes in the trading prices of the common stock will result in the market value of the common stock you receive in exchange for tendering your shares being different than the value reflected in the table above. The last reported sale price of our common stock on February 10, 2010, was $3.16 per share.

The Company will not issue fractional shares of its common stock in the exchange offer. A holder otherwise entitled to a fractional share of our common stock pursuant to the terms of the exchange offer will receive an amount of cash based upon a price per share of common stock of $4.25.

We are the holder of the preferred stock held for your account. A tender of such preferred stock can be made only by us as the holder pursuant to your instructions. The enclosed specimen letter of transmittal is furnished to you and for your information only and cannot be used by you to tender shares of preferred stock held by us for your account.

Your attention is directed to the following:

1.	Upon the terms and subject to the conditions described in the prospectus and the letter of transmittal, the Company will issue up to 16,500,000 shares of common stock to exchange properly tendered and accepted shares of preferred stock.

2.	The exchange offer is subject to conditions set forth in the section of the prospectus entitled “The exchange offer — Conditions of the Exchange Offer.”

3.	Any transfer taxes incident to the transfer of the preferred stock from the holder to the Company will be paid by the Company, except as otherwise provided in the instructions in the letter of transmittal and the section of the prospectus entitled “The exchange offer — Transfer Taxes.”

4.	The exchange offer expires at 11:59 P.M., New York City time, on March 12, 2010, unless otherwise extended or earlier terminated by the Company.

If you wish to tender your shares of preferred stock, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. Such instruction form should be returned to us as promptly as possible in order to permit sufficient time to allow us to make a tender on your behalf in accordance with the provisions of the exchange offer.

INSTRUCTIONS WITH RESPECT TO THE EXCHANGE OFFER

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the exchange offer made by Doral Financial Corporation with respect to its preferred stock.

This will instruct you to tender the preferred stock held by you for the account of the undersigned upon and subject to the terms and conditions set forth in the prospectus and the related letter of transmittal.

☐	Please tender the preferred stock held by you for my account as indicated below:

Title of security/series of preferred stock:

Aggregate liquidation preference of preferred stock: $

☐	Please do not tender any preferred stock held by you for my account.

Dated:  , 2010

SIGN HERE

Signature(s)
Please print name(s) here
Address(es)
Area Code and Telephone Number
Tax Identification or Social Security No(s).

None of the shares of preferred stock held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all preferred stock held by us for your account.

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